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         CONSENT OF INEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Trustees
ING Partners, Inc.:

We consent to the references to our firm under the headings "Shareholder Information" in the Prospectus and "Independent Registered Public
Accounting Firm" in the Statement of Additional Information.


                                           /s/ KPMG LLP


Boston, Massachusetts
April 28, 2005